FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this "Amendment") is executed as of December 21, 2001, by and between WEO-CONCAR, LLC, a California limited liability company, formerly known as Office Opportunity Associates, LLC, a California limited liability company ("Landlord"), and SIEBEL SYSTEMS, INC., a Delaware corporation ("Tenant").

Recitals

    Landlord and Tenant are parties to that certain Office Lease Agreement, dated as of September 14, 2000, as modified by that certain letter agreement dated March 8, 2001 (as so modified, the "Original Lease"). Pursuant to the Original Lease, Landlord has agreed to construct the Project and Tenant has agreed to lease from Landlord all of the rentable square feet of office space in the Project. The Project is expected to consist of two office buildings of approximately 217,018 total rentable square feet, a retail building of approximately 2,200 rentable square feet that will be for retail use for another tenant(s), and a parking garage. The foregoing shall not limit or modify the provisions of Section II of the Lease providing for remeasurement of the Premises and Buildings upon completion of the Building Shells. Capitalized terms not defined in this Amendment shall have the meanings given them in the Original Lease. As used in this Amendment, "Lease" shall mean the Original Lease, as amended by this Amendment.

    As part of the Original Lease, Tenant approved a set of Building Shell specifications set forth in Exhibit D-2 thereof. Landlord previously has exchanged with Tenant various draft construction drawings for the Building Shell for Tenant's review and to allow Tenant to begin to prepare the Space Plans, and thereafter has sent Tenant final construction documents for the Building Shell ("Building Shell CD's"). Landlord also has obtained the required building permits for construction of the Building Shell from the City of San Mateo ("City"). Landlord has hired Webcor Construction, Inc., dba Webcor Builders ("Webcor") as the general contractor for the Building Shell, and as of the Effective Date, Webcor has commenced construction of the parking structure and the Buildings.

    In the process of reviewing the draft Building Shell CD's, Tenant determined that there are certain changes and additions to the Building Shell that Tenant would like to have incorporated therein. Landlord is willing to accommodate Tenant's desires to incorporate such changes, subject to the terms and conditions of this Amendment.

    Landlord and Tenant desire to amend the Original Lease (i) to make certain changes and additions to the Building Shell and any changes to the Tenant Improvements resulting therefrom, (ii) to set forth Tenant's obligations to pay agreed upon costs in connection with such changes and additions, and (iii) to otherwise provide for all impacts that such changes and additions may have on the Original Lease and the economic terms thereof, all upon and subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of, and incorporating, the foregoing recitals and the mutual agreements of the parties herein, Landlord and Tenant hereby agree as follows:

    Changes and Additions to Building Shell.

      Tenant hereby requests Landlord make and incorporate those changes and additions to the Building Shell which are set forth in Attachment A hereto ("Building Shell Changes"), which Building Shell Changes Landlord hereby approves and agrees to incorporate into the Buildings pursuant to the provisions of this Amendment. The costs to be charged to Tenant in connection with such Building Shell Changes shall be the Estimated Costs set forth on Attachment A ("Tenant's Shell Costs"), together with reasonable design and architectural fees incurred by Landlord in connection with the Building Shell Changes, which fees have been approved by Tenant, which approval shall not be unreasonably withheld ("Design Costs"). In addition to Tenant's Shell Costs and Design Costs, Tenant shall pay to Landlord a development and construction management fee ("Landlord's Overhead") equal to five percent (5%) of Tenant's Shell Costs.

      Tenant acknowledges that the Building Shell Changes do not constitute and are not being sought as Warm Shell Construction Item changes to the Building Shell pursuant to Section 9 of Exhibit D (Construction Rider) to the Original Lease. Tenant acknowledges that the date for exercising its rights for the Warm Shell Construction Items under said Section 9 has passed and Tenant hereby waives and releases all its rights under said Section 9.

      Landlord and Tenant acknowledge and agree that no Tenant Delay shall be deemed to have occurred as a result of the Building Shell Changes, including as a result of any preparation or modification of building plans and drawings, cost estimates, construction contracts or change orders, or as a result of Landlord's construction of such Building Shell Changes.

    Application of the Tenant Improvement Allowance to Tenant's Shell Costs. Landlord agrees to pay for the costs of constructing the Building Shell Changes, and for the Design Costs and Landlord's Overhead, as an offset against the Tenant Improvement Allowance, and that therefore the Tenant Improvement Allowance will be reduced by Tenant's Shell Costs, the Design Costs and Landlord's Overhead.

    Required Removables. Landlord has indicated on Attachment A which of the Building Shell Changes will need to be removed upon the expiration or earlier termination of the Lease, and therefore, same shall constitute Required Removables under the Lease. Landlord's approval of any Changes to the Tenant Improvements resulting from Building Shell Changes may be conditioned upon Tenant's agreement to remove any particular items thereof which are expressly so identified by Landlord as a Required Removable at the time Landlord finally and formally approves such Change. All such Required Removables shall be removed and the Property restored in connection with said removal, in the same manner as required of Tenant with respect to all other Required Removables pursuant to all applicable provisions of the Lease, including, without limitation, Sections VIII and XXX of the Original Lease. Notwithstanding the foregoing, although Attachment A indicates that the Building Shell Changes listed as items 56, 61, 64, 100 and 101 are Required Removables, Tenant will not be required to remove any below-grade piping or conduit that are part of such items, but shall be required to remove all above grade-elements, such as piping, conduit and fixtures and to cap any piping or conduit flush with slabs or ground surface.

    Base Rent During Pre-Term Period. Tenant agrees to pay to Landlord Base Rent for each floor of the Premises for which the Rent Commencement Date has occurred from the Rent Commencement Date therefor until the Commencement Date of the Lease at the same rate per rentable square foot of the Premises as is applicable to the Premises for Months 1-12 as set forth in the Basic Lease Information.

    Letter of Credit.

      Tenant has previously delivered to Landlord the sum of One Million One Hundred Ninety-Nine Thousand Two Hundred and Fifty Dollars ($1,199,250.00), which represents the estimated first month's Base Rent. Concurrently with its execution of this Amendment, Tenant shall deliver to Landlord a clean, unconditional, irrevocable, transferable standby letter of credit (the "Letter of Credit"), naming Landlord as beneficiary, in the form of Attachment B to this Amendment, and issued by a financial institution, satisfactory to Landlord. The amount available to be drawn under the Letter of Credit shall be One Million One Hundred Ninety-Nine Thousand Two Hundred and Fifty Dollars ($1,199,250.00). Provided that Tenant has delivered the Letter of Credit to Landlord, Landlord shall return to Tenant, within five (5) days after the execution of this Amendment, the full amount of the Prepaid Rent, as defined in Section I.H of the Basic Lease Information.

      Landlord shall hold the Letter of Credit in support of Tenant's obligations under the Lease, including damages that may accrue after a termination of the Lease under California Civil Code Section 1951.2. Tenant expressly waives the provisions of California Civil Code Section 1950.7 with respect to the Letter of Credit. Landlord shall be entitled to draw any portion or the entire amount under the Letter of Credit upon notice that the Letter of Credit will not be renewed or will be terminated or upon default by Tenant, provided that Landlord shall not be obligated to give Tenant notice or opportunity to cure prior to drawing on the Letter of Credit. Landlord may apply such amounts drawn to satisfy Tenant's obligations under the Lease (in such order as Landlord may elect). The Letter of Credit shall provide for partial draws by Landlord. To the extent the Letter of Credit or the amounts drawn thereunder have not been previously applied against Tenant's other obligations under the Lease, Landlord shall be entitled to make draws from the Letter of Credit and apply it against the Base Rent as it comes due, provided, however, that if Tenant pays all such Base Rent in cash at or before the time such Base Rent comes due, Landlord shall return the Letter of Credit (including any unapplied amounts drawn against the Letter of Credit by Landlord) to Tenant, together with such instructions and documentation as the issuer of the Letter of Credit may require to cancel the same, within five (5) days after the first date on which Landlord has received payments of Base Rent from Tenant (exclusive of any Base Rent paid during the period described in Paragraph 4) in the aggregate amount of at least One Million One Hundred Ninety-Nine Thousand Two Hundred and Fifty Dollars ($1,199,250.00).

      Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such assignment or encumbrance or attempted assignment or encumbrance.

      In the event of a financing, sale or other transfer of the Building, Tenant, if requested by Landlord in writing, at its sole cost and expense within ten (10) Business Days after receiving such request, will cause the issuing bank of the Letter of Credit to consent to the assignment or to issue a substitute letter of credit on identical terms to the Letter of Credit, other than the stated beneficiary, from the same issuing bank or, if the lender or transferee so requests, from another bank acceptable to such lender or transferee in its reasonable discretion, naming such lender or transferee as the beneficiary thereof, upon delivery by Landlord of the then outstanding Letter of Credit.

    Entire Agreement. All attachments, exhibits and addenda attached hereto are incorporated into this Amendment. This Amendment, together with the Original Lease, contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.

    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and all of which together shall constitute but one and the same agreement.

    Reaffirmation of Lease. Except as specifically set forth in this Amendment, the Original Lease remains unchanged and, as modified by this Amendment, is in full force and effect. This Amendment shall be binding upon and inure to the benefit to the parties and their respective successors and assigns. All references in the Original Lease to "this Lease" shall mean the Original Lease as amended by this Amendment.

    IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the Effective Date.

LANDLORD: WEO - CONCAR, LLC, a California limited liability company By: /s/ Thomas P. Sullivan Name: Thomas P. Sullivan Title: Manager	TENANT: SIEBEL SYSTEMS, INC., a Delaware corporation By: /s/ Jeffrey T. Amann Name: Jeffrey T. Amann Title: Vice President, Legal Affairs

  ATTACHMENT A

  BUILDING SHELL CHANGES

  [SEE ATTACHED]

Exhibit A to Second Amendment to Office Lease Agreement
Log						Required
Number	Date	Description	Comments	Costs	Subcontractor	Removable

61	04/03/01	additional parking drains	Due to the daycare play yard intruding into the parking lot, additional parking drains will be required on the garage deck.	$20,000	Therma	yes
64	04/03/01	outdoor drinking fountain	New outdoor drinking fountains are planned within the daycare play yard. Includes stub to fountain location. Fountains to be TI.	$3,500	Therma	yes
65	04/03/01	outdoor hose bib	New outdoor hose bib is planned within the daycare play yard. Includes piping and fixture.	$1,500	Therma	Yes
67	04/03/01	play equipment bolting	The daycare play equipment will require structural embeds within the parking slab to accommodate their support.	$5,000	Webcor/Romek	yes
82a	05/04/01	revised daycare play area	The structural review of the daycare play area, required an additional 15 psf load be added. Cost of Design/Build structural fee	$2,000	Nishkian/Dean	No
83	05/04/01	revised daycare play area	The structural review of the daycare play area, required additional slab reinforcing to meet the governing code requirements.	$6,500	Webcor Concrete	No
84	05/04/01	revised daycare play area	The structural review of the daycare play area required 6 additional piles to be added to accommodate the updated loads. Includes $850 contingency for obstructions.	$7,246	Foundation Constructors/ Webcor	No
85	05/04/01	revised daycare play area	The structural review of the daycare play area shows there is an additional load impact to the respective precast concrete beams.	$7,600	Confab	No
87	05/04/01	generator enclosure	The new below grade Siebel emergency generator vault requires the addition of 6 concrete piles for the foundation support. Includes $850 for obstructions.	$7,246	Foundation Constructors/ Webcor	No
88a	05/04/01	enclosure slab & wp	The new below grade Siebel emergency generator vault requires adding approximately 1008 square feet of 1.25' thick slab on grade. Includes $12,287 conc. Plus $3,686 rebar.	$15,973	Webcor Concrete Regional Steel	No
88b	05/04/01	enclosure walls & wp	The new below grade Siebel emergency generator vault requires adding 92 linear feet of 10" thick cast in place wall or cmu. Includes $54,791 conc. Plus $16,000 rebar.	$70,791	Webcor Concrete Regional Steel	No
88c	05/04/01	enclosure shore & excavate	The new below grade Siebel emergency generator vault requires shoring in order to be built adjacent to the planned Building 1. Includes $1,500 for piling cutoff (Webcor).	$40,000	Foundation Constructors/ Webcor	No
88d	05/04/01	enclosure spoils dispose	The new below grade Siebel emergency generator vault requires off haul of soils (clean). 439 cy at $22.50/cy.	$9,878	Peak	No
89	05/04/01	generator enclosure	The new below grade Siebel emergency generator vault requires the addition of (6) W12 x 26 x 20' galvanized beams	$33,266	Romek	No
90a	05/04/01	generator enclosure	The new below grade Siebel emergency generator vault requires an additional 1,200 square feet of 1 1/2" galvanized bar grating.	incl. Above	Romek	No
90b		added exterior galv door	The modified enclosure for the enlarged transformer required an additional exterior galvanized door which was not necessary before.	$2,500	Romek	No
41	03/13/01	enlarge trash enclosure	Based on the revised Siebel demands, namely the cafeteria, the trash enclosure was required to be enlarged and the access point revised.	$10,000	Webcor Concrete	No
97	05/30/01	revised access to loading dock	The current kitchen layout requires exterior service access. Add door 1112B.	$3,500	Architectural Glass	No
5	11/29/00	re-size electrical room	The Siebel upgraded electrical requirements required the electrical rooms to be re-sized for both buildings 1 and 2. Cost for Design/Build fee.	$2,000	Schwartz & Lindheim	No
13	01/11/01	increase main switch boards	S&L bid draft tabulation estimate of additional cost for the Siebel requested increase to the main switchboards.	$38,716	Schwartz & Lindheim	No
14	01/11/01	telecom interconnect conduits	S&L bid draft tabulation estimate of additional cost for the Siebel requested increase to the telecom interconnect conduits. Includes trench $4250 (Webcor)	$48,252	Schwartz & Lindheim Webcor	No
15	01/11/01	telecom conduits from prop line	S&L bid draft tabulation estimate of additional cost for the Siebel requested increase to the telecom conduits to the property line. Includes trench $4250 (Webcor)	$30,399	Schwartz & Lindheim Webcor	No
3	11/29/00	cafe´ duct shaft	Cafe´ duct shaft, penetrations only. Two shfts, 8'-3" X 6'-6" and 3'-0" X 4'-0". Duct to be TI.	$7,500	Gale Steel	Yes
35	03/07/01	revise the height of penthouse	Penthouse screen height increased by 1'-0" to screen increased height of cooling tower mandated by Siebel requirements. Previous height set by elevator penthouse. $22 sf X 773 sf	$17,006	Metal panel subcontractor TBD	No
45	03/22/01	enlarged penthouse footprint	The Siebel requested changes to mechanical system necessitate a larger penthouse footprint. Increase of 1500 sf per penthouse at $12/sf.	$36,000	Gale, Webcor	No
78	05/04/01	vent the washer/dryer	The Siebel fitness area on the second floor of Building 1 will require a vent for washer/dryer. Cost is for penetrations. Vent and duct to be TI.	$1,000	Webcor	Yes
94	05/17/01	boiler and water heater on roof	Structural reinforcement for increased water heater on in rooftop penthouse.	$7,500	Webcor	No
96	05/17/01	grease exhaust in penthouse	The Siebel cafe´ on the ground floor of Building 1 will require a grease exhaust whose costs will be divided between core and shell and TI.	TI		Yes
80	05/04/01	lab loading of 5,300 lbs.	The Siebel planned lab rooms will require a loading of 5,300 pounds which will have to be specifically accommodated in the overall structure.	$10,600	Gale	No
26	02/21/01	cafe´ access to exterior	The Siebel cafe´ requires addition of exterior door #1109A.	$5,500	Architectural Glass	Yes
56	04/01/01	cafe´ grease interceptor	The cafe´ on the ground floor of Building 1 will require a grease interceptor. Cost includes drain line below slab stubbed to location near future grease interceptor.	$7,000	Therma, MJB	Yes
47	04/01/01	revise exiting layout- daycare	The Siebel childcare on the ground floor of Building 2 requires addition of exterior door #2107A.	$3,500	Architectural Glass	Yes
49	04/01/01	bathroom reconfiguration	The Siebel childcare on the ground floor of Building 2 requires substantial addition of plumbing for additional and reconfigured toilets. Cost for waste upgrades and trenching ($7,800).	$32,661	Therma, Webcor	No
91	05/09/01	security hardware	Siebel security design requires empty conduit in ground floor slab.	$3,000	Schwartz & Lindheim	No
100		bldg 1 plumbing upgrades	Due to space constraints and the larger Siebel design load from childcare and fitness. Cost for upgrades to plumbing and hot water system. (portion of item formerly labeled "Therma 1")	$30,480	Therma	Yes
101		bldg 2 plumbing upgrades	Due to space constraints and the larger Siebel design load from cafe´. Cost for upgrades to plumbing and hot water system. (Portion of item formerly labeled "Therma 1")	$32,619	Therma	Yes
102		booster pump upgrade	Due to the larger Siebel design load from the daycare and cafe´ an upgrade was necessary for the overall size and configuration of the booster pump.	$15,465	Therma	No
103		bldg 1 waste upgrades	Cafe´ in bldg 1 requires substantial upgrade to waste piping in slab. Cost for waste upgrades and trenching	$118,799	Therma	No
104		upgrade cooling tower	Cooling tower upgrade due to increased loads. Both buildings.	$35,200	CMI	No
105		relocate fire pump room in building 2	Childcare requirements forced relocation of fire pump room. Cost includes 140 ln ft 6" piping plus design/build engineering ($2,240). Design change reduced prior cost.	$5,940	Golden Bear	No
106		electrical service to domestic booster pumps.	electrical service to domestic water booster pumps.	$11,596	Schwartz & Lindheim	No
107		sprinkler increase in bldg 2, rooms 102/109.	Siebel-related revisions increase sprinkler head density.	$1,050	Golden Bear	No
108		penthouse equipment revisions	Design/build fees for Siebel mandated changes in mechanical equipment layout in penthouses.	$5,000	Schwartz & Lindheim	No
109		penthouse ventilation	add sidewall draft fans to penthouses to provide for ventilation to domestic water boilers.	$6,400	CMI	No

Subtotal of Line Items				$759,683
General contractor fee, liability ins. And subguard bond (4.38%)				$33,274
General contractor allocation of general conditions (4%)				$30,387
Developer project management fee (5%)				$37,984

Total				$861,329

  ATTCHEMENT B

  FORM LETTER OF CREDIT

  [SEE ATTACHED]

  Date: _________________
  IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER: _______________

  BENEFICIARY:
  WEO-CONCAR, LLC, a California Limited liability company
  199 First Street
  San Francisco, CA 94105
  Attn: Robert A. Paratte

  APPLICANT:
  Siebel Systems, Inc.
  2207 Bridgepointe Parkway
  San Mateo, CA 94404

  AMOUNT: US$ 1,199,250.00
  Currency: USD

  Not exceeding One Million One Hundred Ninety Nine
  Thousand Two Hundred and Fifty Dollars and no cent.

  EXPIRATION: November 16, 2002
  AT OUR COUNTERS

  We hereby issue our irrevocable standby letter of credit ("Letter of Credit") in your favor, for the account of Siebel Systems, Inc., a Delaware corporation ("Siebel"), in the amount of One Million One Hundred Ninety Nine Thousand Two Hundred and Fifty Dollars and no cent. This letter of credit is available by sight payment with ourselves only against presentation to us at 333 South Beaudry Avenue, 19th Floor, Mail Code CA9-703-19-23, Los Angeles, California 90017 Attention: Standby Letter of Credit Department of the following documentations:

  Your sight draft drawn on us marked: "Drawn Under Bank of America N.A., Irrevocable Standby Letter of Credit No. ______________, Dated __________ _____, _______."

  "IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ONE YEAR FROM THE EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST 30 DAYS PRIOR TO ANY EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD."

  Multiple drawings are permitted. This letter of credit is transferable. Transfer of this letter of credit is subject to our receipt of beneficiary's instruction in the form attached hereto as Exhibit A accompanied by the original letter of credit and amendment(s), if any. Costs or expenses of such transfer shall be for the account of the Applicant.

  We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation.

  This Letter of Credit is subject to the International Standby Practices 1998, ICC Publication No. 590.

  ________________________
  Justin R. Dooley
  Vice President, Finance and Operations

  ________________________
  Kenneth A. Goldman
  Senior Vice President and Chief Financial Officer

  EXHIBIT A

  REQUEST FOR ENTIRE ABSOLUTE AND IRREVOCABLE TRANSFER OF
  LETTER OF CREDIT WITHOUT SUBSTITUTION OF INVOICES

_________________________________ NAME	_________________________, 20_______
_________________________________ ADDRESS	Letter of Credit No.____________________
_________________________________	Issued By ________________________

  TO: Bank of America, N.A.

  We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the new beneficiary named below:

  _________________________________________________________
  NAME OF NEW BENEFICIARY

  _________________________________________________________
  ADDRESS

  By this transfer, all our rights as the original beneficiary, including all rights to make drawings under the Letter of Credit, go to the new beneficiary. The new beneficiary shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the new beneficiary without the necessity of consent by or notice to us.

  We enclose the original letter of credit and any amendments. Please indicate your acceptance of our request for the transfer by endorsing the letter of credit and send it to the new beneficiary with your customary notice of transfer.

  The Applicant is responsible for the transfer fee.

  The signature and title at the right conform with
  those shown in our files as authorized to sign for
  the beneficiary. Policies governing signature
  authorization as required for withdrawals from
  customer accounts shall also be applied to the
  authorization of signatures on this form.

  ______________________________________
  NAME OF BANK

  _______________________________________
  AUTHORIZED SIGNATURE AND TITLE

  _______________________________________________
  NAME OF BENEFICIARY

  _______________________________________________
  NAME OF AUTHORIZED SIGNER AND TITLE

  _______________________________________________
  AUTHORIZED SIGNATURE

  SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

  THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this "Amendment") is executed as of September 25, 2002, by and between WEO - CONCAR, LLC, a California limited liability company, formerly known as Office Opportunity Associates, LLC, a California limited liability company ("Landlord"), and SIEBEL SYSTEMS, INC., a Delaware corporation ("Tenant").

  Recitals

      Landlord and Tenant are parties to that certain Office Lease Agreement, dated as of September, 2000 (the "Original Lease"), as modified by that certain letter agreement dated March 8, 2001, and First Amendment to Office Lease Agreement dated December 21, 2001 (the "First Amendment"). (The Original Lease as so modified is called the "Existing Lease"). Pursuant to the Original Lease, Landlord has agreed to construct the Project and Tenant has agreed to lease from Landlord all of the rentable square feet of office space in the Project. The Project is expected to consist of the following in San Mateo, California: an office building ("Building 1") located at 900 Concar Drive containing approximately 116,592 rentable square feet, an office building ("Building 2") located at 800 Concar Drive, containing approximately 100,526 rentable square feet, a retail building of approximately 2,200 rentable square feet that will be for retail use for another tenant(s), and a parking garage. The foregoing shall not limit or modify the provisions of Section II of the Lease providing for remeasurement of the Premises and Buildings upon completion of the Building Shells. Capitalized terms not defined in this Amendment shall have the meanings given them in the Existing Lease. As used in this Amendment, "Lease" shall mean the Existing Lease, as amended by this Amendment.

      Tenant and Landlord wish to amend the Lease, inter alia, (i) to provide that Tenant and not Landlord shall be obligated to construct the Tenant Improvements, (ii) to change the definition of Landlord Work to be performed by Landlord and the completion dates for Landlord Work, (iii) to eliminate the Tenant Improvement Allowance, (iv) to reduce Base Rent, and (v) to provide certain other changes to the Existing Lease, all on the following terms and conditions:

  NOW THEREFORE, in consideration of, and incorporating, the foregoing recitals and the mutual agreements of the parties herein, Landlord and Tenant hereby agree as follows:

      Elimination of Tenant Improvement Allowance. The Tenant Improvement Allowance is changed to zero dollars ($0.00).

      Modification of Landlord Work. The term "Landlord Work" shall be changed to mean the development, design and construction of the Project and Building Shell, but not the Tenant Improvements. The Building Shell shall substantially conform with the specifications described in Paragraph A of Exhibit D-2 of the Lease except as follows: (i) that portion of Item 3.4 thereof described as "perimeter walls taped and sanded, ready for tenant finish" (the "Perimeter Tape Work") is hereby eliminated, (ii) the ground floor of Building 1 (but not of Building 2) will include one men's and women's restroom as described in Item 3.1 of Paragraph A of Exhibit D-2 (the "Building 1 Restroom"), and (iii) the Building Shell Changes will be incorporated into the Building Shell. Landlord shall Substantially Complete the Landlord Work no later than December 31, 2002, except to the extent that any delay in such Substantial Completion is a result of a Tenant Delay. As provided in the second paragraph of Section III.A of the Lease, Landlord Work shall be deemed to be "Substantially Complete" on the date that all Landlord Work has been substantially performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant's use of the Premises as certified by Landlord's architect and approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the above, Landlord Work may be deemed Substantially Complete even if Landlord has not installed the wood paneling in the Buildings' lobbies. Landlord shall install such paneling as soon as commercially reasonable, subject to Tenant Delay and Force Majeure. In the event that installation of such paneling has not been completed by December 31, 2002, then Landlord shall endeavor to perform any such installation work during 2003 that occurs after Tenant commences conducting its business operations within the Buildings during non-business hours. If Landlord has not Substantially Completed all of the Landlord Work (other than the lobby paneling) on or before December 31, 2002, neither Landlord nor its representatives shall be liable to Tenant for any damage resulting from the delay in completing such construction obligations and the Lease shall remain in full force and effect; provided however that if the Commencement Date has not occurred or been deemed to have occurred by December 1, 2003, then (i) if the same is not due to a Tenant Delay, Tenant, by written notice to Landlord given within ten (10) days after the expiration of such period, may terminate this Lease without any liability to Landlord and (ii) and if the same is not due to a delay caused by Landlord, then Landlord, by written notice to Tenant given within ten (10) days after the expiration of such period, may terminate this Lease without liability to Tenant. Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease if and to the extent such delay in Substantial Completion of the Landlord Work is caused by a Tenant Delay.

      Reimbursement for Tenant's Shell Costs, Design Costs and Landlord's Overhead. No later than January 10, 2003, Tenant shall reimburse Landlord for the aggregate amount of (i) Design Costs, design and architectural costs for the Tenant Improvements and permitting fees for the Building Shell Changes ("Accrued Design Costs") incurred through December 31, 2002 and (ii) Tenant's Shell Costs and Landlord's Overhead. A schedule of said amounts as of the date of this Amendment is attached to this Amendment as Exhibit A.

      Payment of the Cost of the Work.  Tenant shall be solely responsible for paying the entire Cost of the Work, as defined in the Construction Rider to the Lease, and shall reimburse Landlord promptly on demand any Cost of the Work which Landlord incurs after the date of this Amendment; provided that with respect to any third party costs, Tenant has approved such costs or the scope of the work, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall not be required to deposit any shortfall with Landlord, as described in Section 2.3 of the Construction Rider.

      Commencement Date.  The parties agree that the Commencement Date shall be January 1, 2003, regardless of whether Tenant has then completed its Tenant Improvements. The Commencement Date shall be delayed only to the extent that Tenant can reasonably demonstrate that Landlord's failure to substantially complete Landlord Work, Landlord's failure to approve or disapprove plans within the time frames set forth herein, or any other failure by Landlord to perform its obligations herein or under the Lease causes a delay in Tenant's completion of its Tenant Improvements ("Landlord Delay"). Tenant shall provide Landlord with written notice of any act or omission which Tenant alleges is a Landlord Delay, and such act or omission shall not be deemed to have caused a Landlord Delay if cured within ten (10) days after such notice. Neither the delivery of such notice, nor Landlord's election to cure or not cure the alleged Landlord Delay, shall be deemed an admission by Landlord of a Landlord Delay. Notwithstanding any such delay in the Commencement Date, the length of the Term shall be as set forth in the Original Lease.

      Base Rent.  The Base Rent set forth in Section I.D of the Lease is hereby amended and restated as follows:

      D. "Base Rent"

Months 1 - 12 Months 13 - 24 Months 25 - 36 Months 37 - 48 Months 49 - 60 Months 61 - 72 Months 73 - 84 Months 85 - 96 Months 97 - 108 Months 109 - 120 Months 121 - 132 Months 133 - 144 Months 145 - 156

      $5.63 per rentable square foot per month
      $5.83 per rentable square foot per month
      $6.04 per rentable square foot per month
      $6.26 per rentable square foot per month
      $6.49 per rentable square foot per month
      $6.73 per rentable square foot per month
      $6.97 per rentable square foot per month
      $7.19 per rentable square foot per month
      $7.41 per rentable square foot per month
      $7.64 per rentable square foot per month
      $7.88 per rentable square foot per month
      $8.12 per rentable square foot per month
      $8.37 per rentable square foot per month

      Requirement for Tenant Improvement Build-Out. Tenant will no longer be required to use Landlord to construct the Tenant Improvements, and Landlord will no longer be obligated to construct the Tenant Improvements. Tenant shall engage Venture Builders to construct the Tenant Improvements. The Tenant Improvements shall be deemed Alterations under Section IX(C) of the Lease, except that Landlord shall not charge a 5% fee for Landlord's oversight and coordination in connection with the initial Tenant Improvements and no additional security shall be required. The parties acknowledge that Landlord has approved Tenant's Space Plans as set forth in the letter dated January 4, 2002. No later than September 27, 2002, Tenant shall submit to Landlord for its approval the Construction Documents and the Final Construction Documents for the Tenant Improvements as described in Section 2.1.1 of the Construction Rider, and Landlord will have 10 business days after receipt of the Construction Documents and 10 business days after receipt of the Final Construction Documents to give or withhold its approval to such submission in accordance with Section 2.1.1. Tenant shall also submit to Landlord, for its approval, any changes to the Final Construction Documents. Upon execution of this Amendment, Landlord shall permit entry onto the Project by Tenant and its contractors to construct the Tenant Improvements, subject to the conditions and covenants set forth in the letter dated September 19, 2002, a copy of which is attached to this Amendment and incorporated by reference herein. All such entries shall also be subject to the terms of the Lease, other than the payment of Rent which shall commence on the Commencement Date as set forth herein. The parties acknowledge that Landlord may be performing some Landlord Work while Tenant is constructing its Tenant Improvements, and each party agrees to cooperate reasonably with the other party so as not to hinder or interfere with the work of the other party. Tenant shall complete its Tenant Improvements on floors 2 through 5 of Building 1 and floors 3 through 5 of Building 2, and portions of the first floors of both Buildings no later than March 31, 2003. Tenant is anticipating completing the Tenant Improvements for the remainder of the Premises by December 31, 2003.

      No Tenant or Landlord Delay. The parties hereto agree that, due to the provisions of this Amendment that eliminate Tenant Improvements from Landlord Work, as of the date of this Amendment neither Tenant nor its agents, employees, vendors or contractors has taken any action or failed to take any action (including the failure to act or deliver in accordance with the schedule set forth on Exhibit D-3 of the Lease) which has caused a Tenant Delay. Further, the parties agree that the negotiation of the terms and conditions of this Amendment, and Landlord's completion of Landlord Work, as modified herein, within the time period described herein, shall not be deemed to have caused a Landlord Delay in Tenant's completion of the construction of its Tenant Improvements.

      Construction Rider.  The following Sections of Exhibit D to the Original Lease ("Construction Rider") are hereby deleted: 2.1.5, 2.2 (but not 2.2.1), 2.3, 2.5, 3, 4, 8 and 9.

      No Further Modifications.  The parties hereto agree that (i) the Lease is in full force and effect without default by either party, (ii) except as expressly modified hereby, the terms of the Existing Lease are in full force and effect, (iii) to the extent the terms and provisions of this Amendment expressly conflict with the terms and provisions of the Existing Lease, the terms and provisions of this Amendment will govern.

      Counterparts/Successors and Assigns. This Amendment may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and all of which together shall constitute but one and the same agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

  LANDLORD:

  WEO - CONCAR, LLC,
  a California limited liability company

  By: Wilson/Equity Office, LLC
  a Delaware limited liability company
  its Manager

  By: Wilson Investors-California, LLC
  a Delaware limited liability company
  its Manager

  By: /s/ Thomas P. Sullivan
  Thomas P. Sullivan, Manager

TENANT: SIEBEL SYSTEMS, INC., a Delaware corporation By: /s/ Craig Stevens Name: Craig Stevens Title: Director, Legal Affairs By: Name: Title:

  EXHIBIT A

  Costs to be Reimbursed by Tenant

Tenant's Shell Costs under Amendment 1	$ 823,344
Landlord's Overhead under Amendment 1	37,984
Accrued Design Costs through 9/25/02	222,596
Credit for Perimeter Tape Work	<73,289>
Bathroom on Ground Floor	50,000
Conduit from Emergency Generator	49,451
Total as of date of Amendment 2:	$1,110,086

September 19, 2002

Ms. Linda Jansen
Vice President, Real Estate and Facilities
Siebel Systems, Inc.
2207 Bridgepoint Parkway
San Mateo. CA 94404

Siebel Systems, Inc.
Attn: General Counsel
2207 Bridgepoint Parkway
San Mateo, CA 94404

Re: Concar - Office Lease Agreement, dated as of September 2000 by and between WEO CONCAR, LLC, a California limited liability company, formerly known as Office Opportunity Associates, LLC, a California limited liability company ("Landlord"), and SIEBEL SYSTEMS, INC., a Delaware corporation ("Tenant"), as modified by that certain letter agreement dated March 8, 2001, and First Amendment to Office Lease Agreement dated December 21, 2001 (such lease with all such amendments, the "Lease")

Ladies and Gentlemen:

This letter concerns your commencement of construction of tenant improvements in the Buildings 1 and 2 at the Concar project in San Mateo. (All capitalized terms used in this letter will have the meanings given in the Lease.)

We were very pleased to learn recently you reversed your plans to leave the Buildings unoccupied for the time being, and now want to complete your tenant improvements and move in as quickly as possible. We have been working very hard with you and the City to help you achieve this goal, and we certainly intend to continue cooperating in this effort as much as we can. As I am sure you understand there are certain details that need to be attended to prior to your continuation of the tenant improvement construction so as not to expose the Landlord or Tenant to undue risks, liabilities or other problems.

As of last week, Venture Builders has instructed their subcontractors to cease work until Landlord has formally released them to proceed. Landlord is prepared to do so in accordance with the current tenant improvement schedule. However, we ask that you acknowledge your agreement to abide by the terms of this letter and the Lease and by the following terms by signing the enclosed copy of this letter and returning it to Landlord:

1. You are the party contracting for and responsible for supervising, managing and paying for all tenant improvement work being performed by Venture Builders and its subcontractors.

2. You indemnify us and hold us harmless from and against any and all loss, cost, damage, expense or liability, including reasonable attorneys' fees and costs related to or arising out of the prior or future construction of the tenant improvements, including, without limitation, any liens resulting from your work and any delay in completion of our work directly or indirectly caused by your or your contractors', representatives' or agents' construction or other activities at the Premises.

We hope that these matters can be resolved quickly, so that you can finish your work and commence occupancy of the Premises as soon as possible.

Thank you for your cooperation.

Very truly yours,

WEO CONCAR. LLC., a California limited liability company

By: Wilson/Equity Office, LLC, a Delaware limited liability company its Manager

By: Wilson Investors-California, LLC, a Delaware limited liability company its Manager

By: /s/ Thomas P. Sullivan
 Thomas P. Sullivan, Manager

The undersigned acknowledges and agrees to the terms and provisions of this letter.

SIEBEL SYSTEMS, INC.
A Delaware corporation
By: /s/ Linda S. Jansen
 Name: Linda S. Jansen
Title: Vice President Facilities and Real Estate
Date: 9/26/02

cc: Bob Winter, EOP
Susan Sagy, EOP
Jeff Arnold, EOP
Mike Sanford, EOP
Jacqueline Moore
Jon Knorpp
Genelle Osendorf
Ken Morrison, The Rockridge Group